 Exhibit (a)(1)(iv)
OFFER BY
ADAMS DIVERSIFIED EQUITY FUND, INC.
TO PURCHASE FOR CASH UP
TO 12,405,174 SHARES OF ITS COMMON STOCK FOR 98%
OF NET ASSET VALUE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON AUGUST 2, 2024
(“TERMINATION DATE”), UNLESS EXTENDED
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS AS OUTLINED IN THE OFFER
TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.
July 5, 2024
To Our Clients:
Enclosed for your consideration is the Offer to Purchase, dated July 5, 2024, of Adams Diversified Equity Fund, Inc. (the “Fund”), and a related Letter of Transmittal. Together these documents constitute the “Offer.” The Fund is offering to purchase for cash up to 12,405,174 shares, or 10%, of its outstanding Common Stock, par value $0.001 (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.
We are the registered holder of Common Stock held for your account. A tender of your Shares can be made only by us as the registered holder of record and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all shares of Common Stock held by us, for your account, upon the terms and subject to the conditions set forth in the Offer.
Your attention is called to the following:
(1)
The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value per Share as determined by the Fund, in accordance with its pricing procedures (“NAV”), in U.S. dollars as of the close of ordinary trading on the New York Stock Exchange on August 2, 2024, unless otherwise extended. The current NAV of the Fund will be calculated daily and may be obtained by calling EQ Fund Solutions, LLC, the Fund’s Information Agent, toll free at: (888) 886-4425.

(2)
The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on August 2, 2024, unless extended.

(3)
The Offer is not conditioned upon any minimum number of Shares being tendered.

(4)
Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered (and not withdrawn) on or prior to the Termination Date, provided that the total number of Shares tendered does not exceed 10% of the Fund’s outstanding Shares. In the event that more than 10% of the Fund’s outstanding Shares are tendered, the Fund will purchase 10% of the Fund’s outstanding Shares on a pro rata basis, subject to the conditions of the Offer. Shareholders cannot be assured that all of their tendered shares will be repurchased. All shareholders should carefully consider the economics involved when tendering Shares in the event that more than 12,405,174 shares of Common Stock are tendered and not withdrawn, and the Fund purchases the tendered Shares on a pro rata basis.

(5)
Tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer, except in the instances described in Section 4, “Payment for Shares,” of the Offer to Purchase. However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 2, “Procedures for Tendering Shares,” of the Offer to Purchase.

(6)
Brokers and other nominees who tender Shares pursuant to your instructions may charge you a fee for doing so. That fee may be more than the total amount of brokerage fees, commissions or similar expenses that you may be charged for selling your Shares in the secondary market. No fees or commissions will be payable to the Fund in connection with the Offer.

(7)
Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.
Neither the Fund nor its Board of Directors is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary (as defined in the Offer to Purchase) out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC (as defined in the Offer to Purchase).
INSTRUCTIONS
The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated July 5, 2024, and the Letter of Transmittal, relating to the Fund’s purchase of up to 12,405,174 shares, or 10%, of its outstanding Shares at 98% of the NAV.
The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.
AGGREGATE NUMBER OF SHARES TO BE TENDERED:
☐ All Shares held for the undersigned;
or
☐ Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE

Dated:                  , 2024
Name(s):

(please print)
Address:

City	State	Zip Code
Area Code and Telephone Number:
Employer Identification or Social Security Number:
PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.